EXHIBIT 21

                         Subsidiaries of the Registrant

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

         Subsidiary                                                          Jurisdiction of Incorporation
         ----------                                                          -----------------------------
         Shenzhen Jinzhenghua Transport Industrial                  A company organized under the laws of the People's
         Development Co. Ltd.                                       Republic of China

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